Exhibit 10.24

MEMORANDUM OF AGREEMENT

BETWEEN	STEVE FORGET, audioprosthesist, residing at 1183, Tecumseh, Dollard-des-Ormeaux, Province of Quebec;

(hereinafter referred to as “Forget”)

AND	RICHARD DOUCET, audioprosthesist, residing at 1589, Du Chevrotin, Longueuil, Province of Quebec;

(hereinafter referred to as “Doucet”)

AND	HELIX HEARING CARE OF AMERICA CORP., a Canada corporation duly constituted according to the Canada Business Corporations Act, having its head office at 7100, Jean-Talon East, Suite 610, Montreal QC, H1M 3S3, or any of its wholly-owned subsidiaries and affiliates, represented herein by its duly authorized General Counsel and Secretary, François Tellier;

(hereinafter referred to as “Helix”)

AND	HEARx LTD., a Delaware corporation, having its head office at 1250, Northpoint Parkway in West Palm Beach, Florida, represented herein by its duly authorized President and Chief Operating Officer, Steve Hansbrough;

(hereinafter referred to as “HEARx”)

WHEREAS Forget, Doucet, Martin Cousineau and Luc Parent formed a partnership (hereinafter the “Partnership”) on June 29th, 1992 in order to carry on and regroup their professional audioprosthesist practices under the name of Cousineau, Doucet, Parent, Forget s.e.n.c.;

WHEREAS Doucet has decided to resign from all of his positions and titles in and withdraw as a partner from the Partnership;

WHEREAS Doucet has decided to transfer and/or sell all of his rights, titles, interests and capital participation in the Partnership to Forget;

WHEREAS Doucet and Forget have agreed to the terms and conditions of this resignation, withdrawal and transfer;

WHEREAS Doucet is also an employee, officer and shareholder of Helix;

WHEREAS Doucet has decided to resign from his positions as an employee and officer of Helix and as a director of any of its affiliates, and to renounce to any rights he may have to similar positions with the entities resulting from the proposed combination of Helix and HEARx (hereinafter the “Merged Entity” or “Merger”, as the case may be);

WHEREAS Doucet, Helix and HEARx have also agreed to the terms and conditions of this resignation and renunciation;

WHEREFORE, THE PARTIES HEREBY CONFIRM THEIR AGREEMENTS WHICH ARE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1)	That the preamble hereof forms an integral part of the present Memorandum of Agreement.

2)	The closing date for the execution of the transactions and covenants contemplated herein shall be the later of:

(a)	March 31st, 2002; or

(b)	the date on which SCC consents to and provides the necessary releases envisaged under this Memorandum of Agreement; or

(c)	the date upon which any other necessary releases or approvals, regulatory or otherwise, are obtained and/or waived by the parties;

(hereinafter the “Closing Date”).

3)	Doucet undertakes that on the Closing Date, he will irrevocably sell and/or transfer to Forget all of Doucet’s participation, capital and other interests in the Partnership, both tangible and intangible, as well as all of Doucet’s participation, capital and other interests in the partnership known as CDPF & Bernier (hereinafter “CDPF & Bernier”), as well as all of his shares in the capital stock of Polyclinique de l’Oreille Inc. (hereinafter the “Polyclinique) for the price of $1.00 and such good and other valuable considerations provided herein.

4)	For such good and other valuable considerations provided herein, Doucet hereby agrees to resign from all of his titles and positions in the Partnership, in CDPF & Bernier and in Polyclinique at the Closing Date. Doucet also agrees that he will renounce and waive the right to any further arrears. Doucet will be entitled to a prorated share of profits from the

Partnership and CDPF & Bernier from the date of the present Memorandum of Agreement until the Closing Date, which will be based on a total annual share of profits of $30,000 for the Partnership and $15,000 for CDPF & Bernier. Doucet will receive such share of profits on the Closing Date.

5)	For such good and other valuable considerations provided herein, Doucet further covenants that he will, at the Closing Date, execute standard comprehensive releases in favour of Forget and the Partnership, CDPF & Bernier and Polyclinique in which he will waive any and all claims, demands or causes of action, whether past, present or future, which he may have or have had against these partnerships, Polyclinique and Forget, and which relate to these partnerships, Polyclinique or their related accessory commercial activities.

6)	For such good and other valuable considerations provided herein, Doucet also undertakes that, at the Closing Date, he will irrevocably resign from his positions as an officer and employee of Helix and expressly and irrevocably waive and renounce to any possible employee or officer positions as well as any related benefit entitlements with and/or from Helix and the Merged Entity, whether statutory or otherwise, including any possible rights he may have or have had by virtue of the “Termination of Rodriguez Employment Agreement and Establishment of New Employment Agreements” document dated July 20th, 2001 and the Amended and Restated Merger Agreement entered into between Helix and HEARx dated November 6th, 200l and subsequent amendments thereto.

7)	For such good and other valuable considerations provided herein, Doucet also undertakes that, at the Closing Date, he will provide Helix and HEARx and/or the Merged Entity with standard comprehensive and final releases from any and all claims, demands or causes of action, whether past, present or future, which he may have or may have had against Helix or HEARx arising from his employee or officer positions with these companies or any of their subsidiaries or affiliates (save and except any possible claims and recourses stemming from the non-competition covenants set forth in paragraph 20 herein).

8)	For such good and other valuable considerations provided herein, Doucet agrees and undertakes to enter into a voting trust agreement to be signed on the effective date of the anticipated merger between HEARx and Helix, pursuant to which he shall grant an irrevocable proxy in favour of Mr. Steve Hansbrough to vote all of the common shares of the capital stock Doucet holds or later holds in the Merged Entity, for a period of two years from the effective date of the merger. This irrevocable proxy will however not extend or apply to any vote of the shareholders of the Merged Entity, which is sought in respect of any subsequent merger, dissolution, reverse stock split or stock dilution (more than 20%) proposals. Doucet will further agree not to take any actions or proceedings, in his capacity as a shareholder, or assist other shareholders of the Merged Entity in doing so for the same period.

9)	Forget undertakes that, on the Closing Date, he will cause the Partnership to sell and/or transfer all of its rights, titles and interests in two of the clinics it currently owns and operates and which are located at 1615 Jacques-Cartier Street, Suite 370, in Longueuil (the “Longueuil Clinic”) and at 265 Churchill Street in Greenfield Park (the “Greenfield Park Clinic”), to Doucet, for the price of $1.00 and such good and other valuable considerations provided herein, subject to the following terms and conditions:

(a)	All employees currently employed at the Longueuil and Greenfield Park Clinics shall be terminated by the Partnership, Polyclinique and/or Helix, as the case may be, upon the Closing Date, and all such employees [except Pierre Gauthier and Guylaine Lagrandeur] shall be immediately rehired by Doucet, or a partnership to be named by him. Helix and/or the Partnership will assume all costs, bonuses, P.T.O., vacation pay and expenses, if any, related to the termination of said employees. Doucet will assume all salaries, bonuses, P.T.O., vacation pay, costs and other employee expenses after the Closing Date;

(b)	The transfer/sale shall also include all patient files related to the operation of the Longueuil and Greenfield Park Clinics;

(c)	The transfer/sale to Doucet will include any and all rights to the telephone numbers currently in use in the Longueuil and Greenfield Park Clinics;

(d)	Following a transition period which will end by no later than ninety (90) days following the Closing Date, Doucet agrees he will conduct all professional services and operate all accessory commercial services at the Longueuil and Greenfield Park Clinics, and anywhere else in the territory defined and marked in the map annexed as Schedule “A” of this Memorandum Agreement (“Longueuil Region”)under his own or a new name only, excluding any business names similar or related to, or previously utilized by, the Partnership and/or Helix prior to the Closing Date;

(e)	The transfer/sale shall exclude all accounts receivable and accounts payable related to the Longueuil and Greenfield Park Clinics which are booked as of the Closing Date. The excluded accounts receivable pertaining to hearing aids will be limited to those products which have been delivered on or before the Closing Date. Conversely, the accounts payable to be excluded from the sale/transfer will only extend to the products purchased and delivered as of the Closing Date;

(f)	Doucet undertakes to execute a comprehensive non-competition and solicitation agreement with Forget and/or the Partnership on the Closing Date, in which he will undertake not to compete directly or indirectly with any of the clinics currently operated by the Partnership, CDPF & Bernier and Polyclinique, and not to solicit any of their employees, doctors or patients, for a period of three (3) years from March 31st, 2002, and further agrees that all professional audioprosthesist and related commercial activities to be carried on by him directly or indirectly through the Longueuil and Greenfield Park Clinics, or otherwise, will be limited to the territory corresponding to the Longueuil Region. The non-compete will recognize the limited ninety-day transitional use of name period set forth in sub-paragraph 9(d) herein. Subject to sub-paragraph 9(g) herein, the non-compete will permit Doucet to adhere and participate in buying group activities, solely in order to purchase and resell applicable hearing aid products. Doucet will also be permitted to solicit professionals outside the Longueuil Region (but excluding any professional working for the Partnership, CDPF & Bernier and Polyclinique), solely for the purpose of replacing and adding professionals within the Longueuil Region based on need;

(g)	Doucet agrees that so long as he retains any ownership and/or partnership interest in the Longueuil and Greenfield Park Clinics, or any other clinic within the Longueuil Region, he guarantees that these Clinics or entities will purchase at least 50% of their total volume of hearing aid products from Siemens Hearing Instruments for a period of two (2) years following the Closing Date. Doucet, directly or indirectly, will benefit from the same purchase and payment terms, at competitives prices for the Quebec market, as those granted by Siemens to Helix during this period, subject to Siemens’s approval, failing which Doucet will not be obliged to purchase such products from Siemens. Siemens will have to maintain its authorized supplier status under the RAMQ program;

(h)	From the Closing Date and for a period of two (2) years thereafter, Doucet shall grant Forget and/or the Partnership a right of first priority to purchase all or the control of Doucet’s rights, titles and ownership or partnership interests in the Longueuil and Greenfield Park Clinics or any successors thereof, before contemplating the acceptance or tender of any offer or agreement to sell, transfer or convey his interests therein from or to any third parties(save and except to family members of Doucet, excluding Luc Parent). In the event Doucet sells or transfers his controlling interest in the Clinics to a family member or third party, then such family member and third party will have to accept to be bound by this right of first priority in favor of the Partnership and Forget. In addition to the foregoing, Doucet agrees that he will maintain at least a 51% ownership stake or participation interest in the Longueuil and Greenfield Park Clinics, or successors thereof, subject of course to the trigger or exercise of the above right of first priority;

(i)	Forget will, on the Closing Date, cause Polyclinique to jointly assign with Helix the Longueuil Clinic lease to Doucet, who shall assume all of the terms, conditions and obligations thereof to the complete exoneration of Helix and Polyclinique. Doucet undertakes that he will indemnify and hold harmless Helix and Polyclinique for any and all demands, claims or liabilities in relation to such lease and the professional practices and corollary business conducted at this Clinic, as of the date of such assignment.

10)	In consideration of Doucet’s covenants set forth in paragraphs 6), 7) and 8) herein, Helix undertakes that it or the Merged Entity will, on the Closing Date:

(a)	grant to Doucet a license to use the software known as “Audiosoft Quebec”, at the Longueuil and Greenfield Park Clinics and in the Longueuil Region at no cost for a period of three (3) years from the Closing Date. Said license will be set forth in writing by agreement which will expressly recognize that Helix’s exclusive intellectual property rights in this software will not, in any manner, be diminished or affected by this license, and which will further set forth usual and standard provisions in order to fully protect these rights;

(b)	transfer to Doucet all of the equipment, inventory, office furniture and fixtures, leasehold improvements, office materials and supplies used in the Longueuil and Greenfield Park Clinics, on the Closing Date, net of any debt in respect thereof. Alternatively, Helix will assume and hold Doucet harmless from any such remaining debt on the Closing Date;

(c)	assign the Greenfield Park Clinic lease and jointly assign with Polyclinique the Longueuil Clinic lease to Doucet, who shall assume all of the terms, conditions and obligations thereof to the complete exoneration of Helix and/or Polyclinique, as the case may be. These assignments will however be subject and conditional on Doucet’s undertaking to indemnify and hold harmless Helix and/or Polyclinique from any and all demands, claims or liabilities in relation to these leases and the occupation, corollary business and professional practices conducted at the premises as of the Closing Date. Doucet will also undertake to assume full and exclusive responsibility for the payment of all utilities and related costs of these Clinics from the same date;

(d)	provide to Doucet standard comprehensive and final releases from any and all claims, demands or causes of action whatsoever, whether past, present or future, which either may have or may have had against Doucet, arising from his employee or officer positions with Helix or any of its subsidiaries or affiliates. For the sake of clarity, the parties expressly acknowledge that the above releases will not extend to any claims, demands or causes of action arising from a breach of Doucet’s shareholder or stockholder commitments or duties, statutory, contractual or otherwise, including, but not limited to, all of his irrevocable proxy commitments and covenants not to jeopardize the Merger, contracted in favour of Helix and HEARx;

(e)	Helix further undertakes that it will continue to pay Doucet at an annual salary of $87,000 by year and his current fringe benefits until the Closing Date, notwithstanding that Doucet agrees to leave the premises of Helix as of the date of the present Memorandum of Agreement or very shortly thereafter once all transitional matters have been resolved expeditiously to Helix’s satisfaction. Doucet’s earlier departure from the premises of Helix will not be construed as a resignation or termination of employment prior to the execution of the necessary documents attesting to such resignation on the Closing Date.

11)	As further consideration for Doucet’s covenants set forth in paragraphs 3) and 4) herein, Forget will cause the Partnership to assume Doucet’s tax liability stemming from his share of Partnership income for the financial year starting April 1st, 2001 and ending March 31st, 2002. Forget will also cause the Partnership, CDPF & Bernier and Polyclinique to assume a capped portion of the tax liability which could be definitively assessed against Doucet as a result of the sale/transfer of his interests in Polyclinique and these partnerships to Forget. However, this assumption will never, under any circumstances, exceed a maximum, aggregate and total sum of $25,000 for all three (3) transfers combined.

12)	As further and partial consideration for Doucet’s covenants set forth in paragraphs 3) and 4) herein, Forget will transfer to Doucet one third of his vested interest in Immobec Inc., through which the partners in the Partnership own real estate property located in Rimouski.

13)	Forget also undertakes to sign the necessary documents to direct that the life insurance policy subscribed by the Partnership with Assurance-Vie Desjardins Laurentienne, on the life of Doucet, including any residual value rights, will be irrevocably transferred to Doucet or his nominee beneficiaries . Doucet will assume all tax consequences stemming from this transfer, including any assessments levied against the Partnership.

14)	As consideration for Doucet’s covenants set forth in paragraph 5) herein, Forget undertakes that he will execute and will cause the Partnership, CDPF & Bernier and Polyclinique to execute a standard comprehensive release in favour of Doucet, in which they will waive any and all claims, demands, causes of action, whether past, present or future (save and except any possible claims and recourses stemming from his gross negligence or his violation of the non-competition, hold harmless and other surviving covenants set forth in the present Memorandum of Agreement), which they have or may have had against him arising from his activities and interests in these partnerships.

15)	Doucet also hereby undertakes to sign and execute, at the Closing Date, the agreements and ancillary documents to be finalized in the context of the dissolution of 3319725 Canada Inc. (hereinafter “BufferCo”), as amended to reflect the specific and separate agreements to be concluded by Forget with both Martin Cousineau and Luc Parent in this regard on February 28th, 2002. More specifically, but without limitation, Doucet hereby agrees that, as a result of the BufferCo dissolution, Forget will first be transferred 215 000 common shares of Helix. Doucet also agrees to transfer to Forget 75,000 common shares of Helix. Doucet agrees to waive any entitlement he may have to obtain a penalty redistribution and transfer of a portion of Parent’s shares in BufferCo in the context of the dissolution thereof, which represents a total of 83,333 common shares of Helix. On the other hand, the parties agree that Forget shall receive Parent’s penalty in the amount of 83,333 common shares.

16)	This Memorandum of Agreement, and the additional agreements and documents to be subsequently executed pursuant thereto, are subject to the approval of the respective Boards of Directors of Helix and HEARx, and are also subject to any and all other necessary regulatory or creditor approvals and other third party consents and releases. Only Helix and Forget and their advisors will take any and all required steps to obtain such consents and releases.

17)	Except for paragraph 8) herein, this Memorandum of Agreement, and the additional agreements and documents to be subsequently executed pursuant thereto, will not be conditional on the consummation of the anticipated Merger between Helix and HEARx, unless regulatory approval of the merger cannot be obtained without reviewing and/or effecting modifications to this Memorandum. In such circumstances, the parties agree to further discuss and negotiate in good faith any such changes.

18)	This Memorandum of Agreement is also conditional on the definitive and final execution of separate agreements by Forget with Martin Cousineau and Luc Parent respectively as regards the sale, transfer of each of their respective participation, capital and interests in the Partnership, CDPF and Bernier, and Polyclinique, to Forget, as well as their execution of the BufferCo dissolution documentation, on terms and conditions acceptable to Forget.

19)	Doucet hereby agrees and recognizes that Forget fully intends to continue the Partnership and adjoin new partners thereto, and that the execution of the covenants and undertakings set forth therein will not, under any circumstances, result in a dissolution of the Partnership, notwithstanding any provisions of the June 29th, 1992 Partnership Agreement. Doucet further undertakes that he will not, in any manner, whether directly or indirectly, do anything to precipitate or cause or support any effort or activity which may bring about the dissolution of the Partnership.

20)	Forget, the Partnerships, CDPF & Bernier, Polyclinique, Helix and Hearx undertake to execute a comprehensive non-competition and solicitation agreement with Doucet at the Closing Date, in which they will undertake not to compete directly or indirectly Doucet in the Longueuil region on the same terms set forth in sub-paragraph 9f) with the necessary adaptations.

20)	The parties hereby agree and undertake to sign and execute any and all further and necessary documents, undertakings, agreements, deeds and releases, in order to give full force and effect to the covenants and terms set forth in this Memorandum of Agreement.

21)	The parties hereby agree and recognize that the present Memorandum of Agreement will be fully binding on their successors and/or assigns.

22)	The parties agree that this Memorandum is and will remain confidential, and will not be disclosed in whole or in part, whether directly or indirectly, to any third parties, save and except any representatives of third parties whose consent to this Memorandum may be required.

23)	If any term or other provision of this Agrement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

24)	This Memorandum of Agreement is governed by and will be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

25)	Save and except for the BufferCo documentation, which shall be borne by Steve Forget, Luc Parent, Martin Cousineau and Richard Doucet, Helix and/or the Merger Entity shall provide the documents to be executed and delivered pursuant to this Memorandum of Agreement at the Closing Date. However, each party will pay its own attorneys fees and disbursements.

26)	The parties have requested that this Memorandum of Agreement be drafted in the English language. Les parties ont exigé que cette convention soit rédigée dans la langue anglaise.

IN WITNESS THEREOF, THE PARTIES HAVE SIGNED THE PRESENT MEMORANDUM THIS 28th DAY OF FEBRUARY 2002.

/s/ STEVE FORGET

Steve Forget

/s/ RICHARD DOUCET

Richard Doucet

HELIX HEARING CARE OF AMERICA CORP.

/s/ STEVE FORGET

By: Steve Forget
Its: President

HEARx LTD.

/s/ STEVE HANSBROUGH

By: Steve Hansbrough
Its: President and C.O.O.